Exhibit 10.6

                                 Lease Agreement

Landlord:  Yinglong Real Estate Co.
Tenant:    Harbin Pacific Dragon Liquid Fertilizer Co., Ltd.

In accordance with the Economic Contract Law of the People's Republic of China and relevant provisions, Landlord and Tenant entered into the following agreement with respect to the leasing of the factory, in order to set forth the parties' rights and obligations.

Article 11. Landlord shall lease the premises (two factory plants and one office building) located on 20 Dalian Road, Pingfang Industrial Development Zone, Harbin, with a lot of 9,878 square meters and floor area of 7,018 square meters. The term of this lease is 10 years, from January 1, 2004 to January 1, 2014.

Article 12. The annual rent is RMB1,200,000. Tenant shall pay the first year's rent in a lump sum when the parties sign this agreement. Thereafter Tenant shall pay the rent for each year by the last month of the preceding year. If the Tenant fails to pay the rent, Landlord is entitled to terminate this agreement and is entitled to damages.

Article 13. Tenant shall be responsible for heating, utilities, sanitation fee and pollution fee that incur after production begins. Tenant shall be obligated to grow plants and grass on the premise and improve the environment in accordance with the local government's requirements.

Article 14. During the term of the lease, Tenant shall not transfer any facility on the premise or sublease the premise to any other party without the Landlord's consent, or the Tenant shall bear all responsibility and economic damages and Landlord shall take back the premise.

Article 15. If any Party wishes to terminate this agreement, it shall give the other party one month notice and give the other party reasonable time to prepare. Requisition or demolition of the premise by the State shall not constitute breach of either party.

Article 16. Tenant shall not change the structure of the factory and its buildings during the term of lease without the Landlord's consent. Tenant shall take good care of all facilities in the factory and repair timely and compensate for any damages.

Article 17. Tenant shall strengthen the safety and fire prevention measures. If any flood or fire occurs due to the fault of the Tenant, Tenant shall be responsible for all damages. Tenant shall not conduct any illegal activities on the premise, or Tennant shall be responsible for all the consequences.

Article 18. One month before the expiration of the term of this agreement, the Parties may negotiate the renewal of the lease. Tenant shall have priority under the same conditions. If the Tenant does not wish to renew the lease, it shall evacuate without conditions. Otherwise, the Tenant shall be responsible for all the losses.

Article 19.  The term of this  agreement  is from  January 1, 2004 to January 1,
     2014.

Article 20. This agreement consists of two originals. The Landlord and the Tenant each retains one. Both parties shall comply with and perform this agreement. In case of any dispute arising from the performance of this agreement, any party can negotiate with the other party. If the parties fail to reach agreement, then they can bring the dispute to arbitration or a court of law.


Landlord:                                           Tenant:

Representative: /s/                                 Representative: /s/

Date: December 30, 2003